EXHIBIT 10.6

AMENDMENT NO. 1

TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 1, effective as of April 1, 2009, to that certain Employment Agreement, dated as of December 27, 2007 (the “Employment Agreement”), by and between Hi-Tech Pharmacal Co., Inc. (the “Corporation”) and Bryce M. Harvey (the “Employee”).

WHEREAS, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed to amend the Employment Agreement (i) to extend the term of the Employment Agreement; (ii) to increase the compensation thereunder; and (iii) to change the number of stock options for which Employee will be eligible.

NOW, THEREFORE, the parties hereto mutually agree as follows:

1.         All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Employment Agreement.

2.         Section 3 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“Section 3.   Term of Employment. The term of this contract shall continue until March 31, 2011 unless earlier terminated by Employee upon 30 days advance written notice to the Corporation, or unless earlier terminated pursuant to the provisions of Section 5 hereof (the “Term”).”

3.         Section 4.1 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“4.1.         Compensation. As compensation for his services hereunder the Corporation shall pay Employee, provided he remains employed with the Corporation, an annual salary (“Salary”) equal to (i) $257,500 for the period April 1, 2009 through March 31, 2010 and (ii) $267,500 for the period April 1, 2010 through March 31, 2011. The Salary shall be payable weekly less such deductions as shall be required to be withheld by applicable law and regulations.”

4.         Section 4.2 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“4.2.         Stock Options. On or after April 1, 2009, Employee may receive stock options at the sole discretion of the Corporation’s management, such discretion to be exercised via recommendation by the Corporation’s Chief Executive Officer to the Compensation Committee, who shall recommend that for 2009, Employee receive an option to purchase ten thousand (10,000) shares of the Corporation’s Common Stock, when the Corporation makes its annual grant of stock options; provided however, that the Compensation Committee shall make the final determination, in its discretion, as to the number of options or other stock or equity-based compensation, if any, to be granted to Employee. The stock options granted shall vest in 25% increments on the first through the fourth anniversaries of the grant date and shall be governed by the terms of the Plan, a copy of which has been provided to Employee.”

5.         Section 4.3 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“4.3.         Bonus. During the Term of this Agreement;

(a)        For each calendar year during the term of this Agreement, provided that Employee remains employed with the Corporation, Employee shall receive a bonus equal to the sum of (i) 1.5% of the first $2,000,000 of the Division’s Pre-Tax Net Income (as hereinafter defined) for the applicable year; plus (ii) 5% of the Division’s Pre Tax Net Income in excess of $2,000,000 for such year (“Bonus”).

(b)        “Pre-Tax Net Income” shall mean gross sales less the sum of (i) returns, chargebacks, refunds, rebates and discounts; (ii) cost of goods sold; and (iii) all costs directly attributable to the Division, including without limitation, Selling, General and Administrative expenses (SG&A) and Research and Development expenses (R&D), all as determined in accordance with generally accepted accounting principles of financial reporting in the United States, applied on a consistent basis.

(c)        Within sixty (60) days after the end of each calendar year during the term of this Agreement, the Corporation shall deliver to the Employee the unaudited financial statements of the Division for such calendar year, together with a determination (“Bonus Determination”) of the amount of Bonus earned for such calendar year and showing the calculations thereof. Any Bonus payable as reflected in such Bonus Determination shall be paid to the Employee concurrently with the delivery of such Bonus Determination. Absent manifest error or calculation errors, such Bonus Determination shall be final, conclusive, and binding upon the parties hereto.

(d)        In the event that the Employee ceases to be employed with the Corporation, the Employee shall receive a Bonus pro rated for the number of days actually employed during the calendar year for which such Bonus is applicable; provided, however, that if the Employee is terminated by the Corporation For Cause, he shall not be entitled to receive a Bonus.

6.         Section 7 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

Section 7.        Vacations, Holidays Sick Days, other benefits. Employee shall be entitled to a vacation of four (4) weeks for each calendar year, during which period his Salary shall be paid in full. Employee shall take his vacation at such time or times as Employee and the Corporation shall determine is mutually convenient. Employee shall also be entitled to the same number of holidays, sick days and other benefits as are generally allowed to other executives of the Corporation in accordance with the Corporation policy in effect from time to time

7.         Except as modified by this Amendment No. 1, in all other respects the Employment Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Employment Agreement as of the date set forth above.

HI-TECH PHARMACAL CO., INC.

/s/Bryce M. Harvey	By:	/s/David S. Seltzer
Bryce M. Harvey		Name:	David S. Seltzer
		Title:	President and
Chief Executive Officer